Exhibit 99.2

November 2, 2015

Board of Directors

Team Health Holdings, Inc.

265 Brookview Centre Way, Ste. 400

Knoxville, TN 37919

c/o Lynn Massingale, Chairman & Mike Snow, Chief Executive Officer

Dear Lynn & Mike:

This letter is in response to our telephone conversation on Friday, October 30th, during which you relayed that the Board of Directors of Team Health has rejected our revised proposal of 0.768 AmSurg shares plus $15.49 in cash for each TeamHealth share. Our revised proposal represents an additional $4.00 in cash per TeamHealth share over and above our original proposal on October 12, 2015. As we have discussed, the additional $4.00 per share included in our revised proposal is not contingent on TeamHealth taking the necessary steps to eliminate or mitigate the potential prepayment penalties associated with the financing for the IPC transaction. We ask, once again, that you reconsider engaging with us to fully evaluate this transformational opportunity to combine our two companies. Our proposal stands until 4:00pm ET on Tuesday, November 3rd 2015. If you do not engage with us by then, our proposal is withdrawn.

We have a unique window of opportunity to create the best in class provider of outsourced clinical services and truly give physicians a meaningful voice in the consolidation of healthcare. The vision is clear and well understood by every stakeholder. You have been clear since our first discussion regarding concerns around timing and the potential interference with the pending IPC transaction. Let me reiterate - we would do nothing to impede the remaining steps necessary to finance and close the IPC transaction. We are fully supportive of that transaction and it is in our collective best interest for the closing to go smoothly. We firmly believe that the strategic imperative for combining our organizations outweighs risks around the integration of IPC. Consider that the potential synergies in our combination are twice the contribution of IPC today. We maintain our view that this transaction reduces shareholder risk with respect to the IPC integration. After meeting with the majority of both our shareholders over the past two weeks, we believe they are supportive of the proposed merger at a fair valuation and that the time to move forward with this combination is now.

Your Board believes TeamHealth has standalone growth prospects and value creation opportunities superior to the value offered by our proposal and the value of the combined company. We believe your shareholders should be given the opportunity to fully evaluate that proposition. It is difficult to see how any reasonable standalone financial forecast could equal or surpass the value creation to your shareholders provided by this proposal. We are proposing a true “50/50” merger, but with a substantial cash control premium to your shareholders, including approximately 30% of TeamHealth’s unaffected market equity value in cash.

Our proposal should be considered even more attractive given the recent challenges in the hospitalist and emergency services sector. We remain supportive of the IPC transaction, despite the challenging quarter it just announced. That said, we believe the recent trading performance in the hospitalist and emergency services sectors, as well as the recent performance of IPC specifically, have reduced the likely unaffected trading price of TeamHealth stock. Absent our public proposal, TeamHealth would likely have traded down with a reasonable assumption of a ~5% discount or ~$49 (Mednax and Envision Healthcare declined 12% and 22%, respectively) to its unaffected price of $52.50, this revised proposal would represent a ~40% “headline premium.” Given this dynamic, we believe our proposal is reflective of two increases in value: 1) affirmation of our prior proposal in light of the decline in valuation for the hospitalist and emergency services sectors as well as IPC’s challenging quarter, and 2) our increased proposal with $4.00 of additional cash. We also believe the stock portion of our proposal is further strengthened by the fact that AmSurg exceeded consensus estimates for the third quarter by 10% versus the relatively weaker financial performance of the physician services sector (TeamHealth, IPC, Mednax and Envision Healthcare) and healthcare providers broadly.

Your Board indicated that if TeamHealth were to engage in a dialogue with AmSurg at some point in the future, such engagement would not occur unilaterally, but as part of a broader sale process involving multiple parties. We believe that the public nature of this proposal — as well as the proposed 50% ongoing interest by TeamHealth shareholders in the combined company — provide ample flexibility for TeamHealth to engage in a dialogue with AmSurg without conducting a lengthy auction process.

We remain very excited by the prospect of combining our businesses and believe the combination of TeamHealth and AmSurg is compelling strategically and financially. Our Board of Directors and management team are committed to working with you to pursue a transaction expeditiously.

We hope you and your Board will give this bold opportunity the serious consideration it deserves and will take into account input from TeamHealth shareholders, many of whom have expressed to us support for a transaction.

We look forward to hearing from you promptly.

Yours truly,

Christopher Holden

President and Chief Executive Officer